Exhibit 99.1

Review and Recommendations

DL Mineral Claim, Tenure #547506

Okanogan Region, NTS: 82E/4E

Mt. Kruger Project Area

British Columbia, Canada

Prepared by:

James W. McLeod, P.Geo.

For:

Elray Resources, Inc.

Dated: December 23, 2006

Delta, British Columbia

Table of Contents

Page

Contents

2

Illustrations

3

0.0

Summary

4

1.0

Introduction and Terms of Reference

4

1.1

Glossary

5

2.0

Disclaimer

6

3.0

Property Description and Location

6

4.0

Accessibility, Climate, Local Resources,

Infrastructure and Physiography

7

5.0

History

8

6.0

Geological Setting

6.1

Regional Geology

8

6.2

Local Geology

8

6.3

Property Geology

9

6.4

Deposit Type

9

6.5    Mineralization

9

7.0

Exploration

7.1

Geophysics of the DL Mineral Claim

10

7.2

Geochemistry of the DL Mineral Claim

10

8.0

Drilling

10

Page

9.0

Sampling Method and Approach

11

9.1

Results

11

10.0

Sample Preparation, Analyses and Security

11

11.0

Data Verification

11

12.0

Adjacent Properties

12

13.0

Mineral Processing and Metallurgical Testing

12

14.0

Mineral Resource and Mineral Reserve Estimates

12

15.0

Other Relevant Data and Information

12

16.0

Interpretation and Conclusions

12

17.0

Recommendations

13

17.1

Recommended Drilling

14

18.0

References

14

19.0

Author’s Qualifications and Certification

15

Illustrations

Location

Figure 1.

Location Map

after page 4

Figure 2.

Claim Map, 1:50:000

after page 6

Figure 3.

Regional Geology Map, Scale 1:100,000

after page 8

Figure 4.

Aeromagnetic Map, Scale 1:63,360

after page 10

0.0  Summary

The DL property consists of one located mineral claim comprising a total of 7 contiguous cells. The property area is situated 4 airmiles southwest of the Town of Osoyoos, B.C. The property lies in the Okanogan Region, British Columbia, Canada.  Elray Resources, Inc., a Nevada, USA company is the beneficial owner of the mineral claim.

The claim area appears underlain by metamorphic rocks of the Kobau Group of the Paleozoic era, possibly of the Carboniferous period thought to be the oldest rock units in the area. These units are observed in contact with Nelson Plutonic Rocks of Lower Cretaceous or Upper Jurassic age.

The underlying rock units exhibit an aeromagnetic pattern that indicates a response to the underlying contact between the metamorphic and intrusive rock units. Much of the mineral claim is drift or overburden covered and offers exploration potential. The author feels that the potential exists for movement of mineralizing fluids to have impregnated this northwesterly trending zone. These fluids could emanate from underlying intrusions along zones of weakness such as faults.

The mineral claim is favorably situated and may require geophysical surveys to determine in more detail its potential following the initial prospecting, mapping and rock trenching program. An exploratory drilling program (Phase 4) could follow the Phase 1 - 3 programs and in this case be contingent upon positive results being obtained from the previous surveys.

The object of our initial exploration undertaking is to assess areas that may require more detailed investigations to assist in determining their economic significance.

1.0

Introduction and Terms of Reference

This report, entitled “Review and Recommendations, DL Mineral Claim, Tenure #547506, Okanogan Region, NTS: 82E/4E, Mt. Kruger Project Area, British Columbia, Canada”, includes the property and surrounding geology, history, past exploration and mineral potential. This report is being done at the request of the Board of Directors of Elray Resources, Inc. The author of this report is a Qualified Person. He is a registered Professional Geoscientist, #18,712 and a member in good standing with The Association

YUKON TERRITORY
WATSON LAKE
ATLIN
CASSIAR
JUNEAU
DEASE LAKE
FORT NELSON
BRITISH
FORT St JOHN
STEWART
Williston Lake
DAWSON CREEK
PROPERTY LOCATION
ALBERTA
135°
SMITHERS
PRINCE RUPERT
TERRACE
KITIMAT
Queen
Charlotte
Islands
PRINCE GEORGE
COLUMBIA
Fraser
River
WILLIAMS LAKE
REVELSTOKE
ASHCROFT
KAMLOOPS
KELOWNA
50°
130°
PENTICTON
PRINCETON
TRAIL
Vancouver
COURTENAY
VANCOUVER
HOPE
Island
120°
UNITED
STATES
VICTORIA
125°

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

N

ELRAY RESOURCES, INC.	
DL MINERAL CLAIM	
LOCATION MAP	
N.T.S. 82E-4E	OSOYOOS LAKE AREA, B.C.
0 150 300 450 KM.	
SCALE: 1:7,500,000	DATE: DEC. 2006
DRAWN BY: J.M.	FIGURE: 1

CHONG

of Professional Engineers and Geoscientists of British Columbia. The author has worked in the general area many times during the past 36 years.

For a glossary of common geological terms used in this report it is suggested by the author in using a computer online search engine such as “Google”. Search on “Dictionary of Earth Science Terms”, then look-up the appropriate definitions. For more specific geographic names and geological terms refer to the authors definitions listed in the Glossary in this report.

1.1

Glossary

(Specific to a Report on the DL Mineral Claim, #547506 by James W. McLeod, P.Geo. (BC), Consulting Geologist dated December 23, 2006 on behalf of Elray Resources, Inc.)

Adit - an underground entry that is open on one end (both entrance and exit) as opposed to a tunnel - that is open on both ends.

Dry Interior Belt biotic zone - a division of life forms and climatic zones that make-up or may be particular to British Columbia, Canada.

Elongate basin - a longer than wide depression that may be favorable to in-filling by adjacent eroding mountains.

Formation - the fundamental unit of similar rock assemblages used in stratigraphy.

Mineral tenure of British Columbia - the rights, privileges and obligations specified, by the acquisition of mineral tenure, in the Mineral Tenure Act of the Province. Specifics of what a mineral tenure holder can, cannot and must do to hold mineral title in British Columbia, Canada. Since B.C. is a Provincial jurisdiction mineral tenure lies with the province unless federal jurisdiction is encroached, i.e. fisheries or if the mineral activity takes place in a federal territory, i.e. Nunavit. Also a federally chartered company may have to use Canadian (federal) rules and regulations.

Mobile Metal Ion (MMI) - a proprietary soil sampling method and digestive chemical packages used in soil sample preparation prior to multi-element analyses for a variety of elements.

Physiographic - the genesis and evolution of land forms.

Placer deposit - an occurrence of generally unconsolidated sand and gravel that is found to contain valuable constituents, such as gold, tin and diamonds.

Skarn - a highly altered rock generally because the addition of large amounts of silica, aluminum, iron and magnesium often due to contact metamorphism of limestone, dolomite or the addition of limey minerals at some into the pre-altered rock.

2.0

Disclaimer

The author reviewed the historical data and has personally visited the property area.  This report is entirely the responsibility of the author who based his recommendations and conclusions on his personal experience in the general area and the mineral exploration business and upon sources of information that are identified.

3.0

 Property Description and Location

The DL mineral claim consists of 7 mineral cells in one contiguous block (see Figure 2) and is listed as follows:

Name

Tenure No.

Cells

Good to Date

DL

   547506

   7

12-15-2007

The beneficial, 100% owner of the above listed mineral claim is Elray Resources, Inc., 2678 Point Grey Road, Vancouver, B.C., Canada.

The DL mineral claim is comprised of 7 contiguous cells (see Figure 2) totaling 365 acres. The mineral claim area may be located on the NTS map sheet, 82E/4E. At the center of the property the latitude is 49° 0’ 30" N and the longitude is 119° 29’ 30" W. The claim is motor vehicle accessible from

Deadman L.
Inkaneep
Spotted Lake
Osoyoos L.
Blue L.
Kilpoola L.
KRUGER MTN.
Lakeview
547506
3500
2500
2000
1000
1500
3000
4000
49°00'
119°35'

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

N

ELRAY RESOURCES, INC.

DL MINERAL CLAIM

CLAIM MAP

N.T.S. 82E-4E OSOYOOS LAKE AREA, B.C.

0 1 2 3 KM.

SCALE: 1:50,000	DATE: DEC. 2006
DRAWN BY: J.M.	FIGURE: 2

CHONG

 the Town of Osoyoos, B.C. by traveling 2 miles west along Highway #3 and then traveling south for approximately 4.5 miles by gravel ranch roads to the mineral claim.

4.0

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The property is accessible by traveling west of the Town of Osoyoos, British Columbia, on Provincial highway #3 for 2 miles to the Blue and Kilpoola Lakes cut-off. At this point a gravel ranch road traveling south is taken for 4.5 miles to the mineral claim.

The DL property lies within the Dry Interior Belt of B.C. and experiences about 15" of precipitation annually of which about 20% may occur as a snow equivalent. The summers can experience hot weather while the winters are generally mild and last from December through March.

Much of the Okanogan Plateau area hosts patchy conifer cover of western yellow pine (ponderosa pine) and Douglas fir mingled with open range and deciduous groves of aspen and cottonwood. The general area supports a modestly active logging industry. Mining holds an historical and contemporary place in the development and economic well being of the area. Many exploration projects are underway in the general area.

The Town of Osoyoos, British Columbia which lies 7 miles by road east of the mineral claim offers much of the necessary infrastructure required to base and carry-out an exploration program (accommodations, communications, some equipment and supplies). Osoyoos, B.C. is highway accessible from Vancouver, B.C. in a few hours by traveling over the Hope-Princeton provincial highway #3, in the time it takes to travel 300 miles. The overnight Greyhound bus service is a popular way to send-in samples and to receive specialty equipment and supplies.

The claim area ranges in elevation from 2,350 feet to 2,850 feet mean sea level. The physiographic setting of the property can be described as moderately rounded, open range, plateau terrain that has been surficially altered both by the erosional and the depositional (drift cover) effects of glaciation. Thickness of drift cover in the valleys may vary considerably. The claim area lies on the western side of the Okanogan valley containing a series of north to south draining, large freshwater lakes. In the immediate area of the mineral claim there are occurrences of a number of small freshwater lakes and mineral-rich potholes.

5.0

History

The recorded mining history of the general area dates from the late 1800’s when the widespread search for gold (placer) was on. The local area received attention during the period, 1920's to 1940's. The general area received much attention during the post World War II era. During the period of the mid 1950’s through the 1980’s the search for larger tonnage copper, gold and platinum group elements (PGE) prevailed. A significant number of showings and skarn and porphyry prospects were discovered within this northwesterly trending belt. A number of them were exploited, such as the gold deposits at Hedley, B.C. and the copper (gold-palladium) deposits at Copper Mountain, Princeton, B.C., areas lying to the west of the DL mineral claim.

6.0

Geological Setting

6.1

Regional Geology

The general claim area is underlain by northwest trending metamorphic rocks assigned to the Kobau Group thought to be of Carboniferous period age. These units occur mainly as quartzite, schist and greenstone and appear mainly derived from sedimentary rocks. These older units are cut in many places by Jurassic-Cretaceous aged Nelson Plutonic Rocks that exhibit a wide range in composition.

6.2

Local Geology

The DL mineral claim is situated in the Intermontane Belt of south-western British Columbia at the southern-end of the Thompson plateau. The oldest rocks observed in the local area are those of the Paleozoic era, Carboniferous period age Kobau Group. These units are observed to be in contact with or intruded by younger Nelson Plutonic Rocks.

119°30'
Okanagan River
RICHTER CREEK
OSOYOOS LAKE
BLUE L.
KILPOOLA LAKE
LONE PINE CR
Osoyoos
97
13
17
14a
3
20
2
1
11a
15
14a
CANADA
49°00
U.S.A.
DL CLAIM

PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

After GSC Map 341 A

MODERN

20 *Recent alluvium, glacial drift*

TERTIARY

EOCENE

17 *SPRINGBROOK FORMATION: mainly conglomerate; some sandstone, shale*

JURASSIC AND/OR YOUNGER

15 *Granodiorite*

14a *Kruger syenite*

13 *Diorite*

JURASSIC (?)

11a *Osoyoos granodiorite and associated rock types*

CARBONIFEROUS (?)

KOBAU GROUP

3 *Quartzite, schist, greenstone*

2 *Gneiss; age and origin unknown*

1 *VASEAUX FORMATION: paragneiss, schist, quartzite*

N

ELRAY RESOURCES, INC.

DL MINERAL CLAIM

REGIONAL GEOLOGY

N.T.S. 82E-4E OSOYOOS LAKE AREA, B.C.

0 2 4 6 KM.

SCALE: 1:100,000	DATE: DEC. 2006
DRAWN BY: J.M.	FIGURE: 3

CHONG

6.3

Property Geology

The geology of the DL mineral claim may be described as being underlain by metamorphic units of the Kobau Group that are observed to be intruded by Nelson Plutonic Rocks mainly as syenites. Some or all of these units may be found to host economic mineralization. A mineral prospect to the south of the DL property (Blanche - at the 49th Parallel in Washington State) has been observed to contain gold and silver values in a quartz vein in several underground workings. Two adits of 80' and 100', respectively returned a value of $56 gold, at 1938 prices across a quartz vein width of 42" to 48".

The geological setting of the DL property appears to have good underlying possibilities and all overburden areas should be checked-out if and when a fieldwork program is undertaken.

6.4

Deposit Type

The deposit types that historically predominate in the general area are as the porphyry-type base and precious metal (copper-gold-palladium or copper-molybdenum) occurrences with peripheral base and precious metal occurrences as veins and/or contact zones of mineralization. Locally the lode gold is seen to occur in quartz veins.

Geophysical exploration techniques may be most effective in the covered areas as a follow-up to the prospecting, trenching and sampling of the initial first phase program.

6.5

Mineralization

The author has observed in places within the general area pyrite-pyrrhotite-chalcopyrite mineralization as mesothermal replacements or vein-type of occurrences that lie peripheral to the porphyry-type occurrence in the enclosing and underlying intrusives and the overlying volcanic tuffs (volcanic skarn). These occurrences were observed in the massive volcanic units and in medium grain-sized intrusive rock within steeply dipping to vertical fissure/fault zones with some dissemination in the adjacent wallrock. Alteration accompanying the pyritization is often observed as epidote-chlorite-calcite-(sericite)-magnetite, or a propylitic alteration assemblage.

South of the 49th Parallel in Okanogan County, Washington State the author has examined mineralization occurring on the For Jeannie mineral claims as gold and silver within a quartz (vein) or larger fracture-welded zone.

7.0

Exploration

7.1

Geophysics of the DL Property

The  aeromagnetic results shown in Figure 4 are from a survey conducted by Geoterrex Limited of Toronto, Ontario. The survey was carried-out during the period October 1969 to April 1972. The survey was flown with a helicopter owned by Klondike Helicopters at an average speed of 90 m.p.h. and a mean terrain clearance of 1,000 feet. The data was published on a topographical map sheet of the area for the Department of Energy, Mines and Resources, Ottawa, Ontario.

There is a moderate magnetic inflection across the central portion of the claim in a northwest direction. The direction of the inflection and a change in gradient between the west and east flanks suggests a structural feature i.e. a possible northwest trending and possible southwest dipping fault, fold or rock unit contact. These suggested types of features are known to, at times, enhance the possibility of being more receptive to mineralizing fluids ascending from underlying intrusions.

7.2

Geochemistry of the DL property

To the best of the authors' knowledge the DL property has not undergone any detailed ground exploration work. It is suggested, if and when the Company decides to carry-out an exploration program that it considers utilizing the proprietary MMI soil sampling and digestive method.

8.0

Drilling

No drilling appears to have taken place on the area covered by the DL mineral claim.

DL CLAIM
547506
57,700
57,500
57,370
57,400
57,360
57,900
56,300
58,000
57,600
Osoyoos
Lake
05'
49°
35'
119°30'
WASHINGTON

ISOMAGNETIC LINES (absolute total field)

500 gammas . . . .
100 gammas . . . .
20 gammas . . . .
10 gammas . . . .
Magnetic depression . . . .

Flight lines 15 687
Flight altitude 1000 feet above ground level

PROFESSIONAL GEOSCIENTIST
PROVINCE OF BRITISH COLUMBIA
J. W. McLEOD

N

After GSC Map 8519G

ELRAY RESOURCES, INC.

DL MINERAL CLAIM

AEROMAGNETIC SURVEY

N.T.S. 82E-4E OSOYOOS LAKE AREA, B.C.

0 1 2 3 KM

SCALE: 1:63,360	DATE: DEC. 2006
DRAWN BY: J.M.	FIGURE: 4

CHONG

9.0

Sample Method and Approach

Standard sampling methods are utilized, for example a rock sample would be acquired from the rock exposure with a hammer. The sample will be roughly 2”x2”x2” of freshly broken material. The samples grid location correlated with global positioning system (GPS) location will be marked in the logbook after a sample number has been assigned. The sample number would be impressed on an aluminum tag or on a flagging tape that will be affixed at the sample site for future location.

9.1

Results

As exploration work could be conducted and assessed, a decision would be made as to its importance and priority. The next phase of work will be determined by the results from the preceding one. At this point, it is necessary to suggest that a three phase exploration approach be recommended.

10.0

Sample Preparation, Analyses and Security

Our rock exposure and soil samples would be taken with known grid relationships that have been tied-in with a hand held global positioning system (GPS). The samples would be in the possession of the field supervisor of the exploration project.

The mobile metal ion (MMI) type of soil sampling with its proprietary method of digestion will be used with the subsequent multi-element analyses (MMI-M) by the induction coupled plasma (ICP) method and the atomic absorption (AA) method for the detection of precious metals with the possible use of back-up analyses and/or assaying of anomalous samples to acquire more detail. All analyses and assaying will be carried-out in a certified laboratory.

11.0

Data Verification

Previous exploration has not been conducted on this mineral claim area by the author, but its good geological setting and interesting aeromagnetic data encourages the recommendation to conduct exploration work on the property.

The author is confident any information included in this report is accurate and can be utilized in planning further exploration work.

12.0

Adjacent Properties

The DL mineral claim lies in a general area that has undergone some surface and underground exploration work and where active surface exploration work is presently being undertaken. The claim area is being explored because of the past mineral discoveries in the general area from these rock units.

13.0

Mineral Processing and Metallurgical Testing

No mineral processing or metallurgical testing analyses have been carried- out on the DL property.

14.0

Mineral Resource and Mineral Reserve Estimates

No mineralization has been encountered to date by the author and no calculation of any reliable mineral resource or mineral reserve calculations, that in any way conforms to currently accepted standards, could be undertaken at this time.

15.0

Other Relevant Data and Information

All relevant data and information concerning the DL property has been presented in this report.

16.0

Interpretation and Conclusions

The object of the recommendations made in this report are to facilitate in the possible discovery of a large, possibly low grade mineral deposit of base and/or precious metals or other minerals of economic consideration that have open pit and/or underground mining potential. If such a deposit exists, it may occur under the drift or overburden covered areas of the DL mineral claim.

17.0

Recommendations

The author believes that the mineralization encountered to date in neighboring areas is possibly indicative of a larger mineralized system in the general area.  The glacial drift covered parts of the property offer good exploration areas because of their proximity to known mineralization, geological setting and generally a lack of exploration testing. Also, remote sensing as aeromagnetic results may indicate possible exploration areas of interest within the DL mineral claim.

Detailed prospecting, mapping and MMI soil sampling surveys of the claim area should be undertaken if and when the Company is in a position to do so. The following three phase exploration proposal, estimated time-line and cost estimate is offered with the understanding that consecutive phases are contingent upon positive (encouraging) results being obtained from each preceding phase:

Phase 1

Detailed prospecting and mineralization mapping, followed by MMI soil sampling and analyses. The program may take 8-10 weeks to complete due to the extended time to get the sample results and analyses from Australia where the procedure takes place. The cost estimate for this program, that is all inclusive

$   9,000

Phase 2

Magnetometer and VLF electromagnetic, grid controlled surveys over the areas of interest determined by the Phase 1 survey. This program is expected to take 2-3 weeks to complete. Included in this estimated cost are transportation, accommodation,  board, grid installation, both of  the geophysical surveys, maps and report

     11,000

Phase 3

Induced polarization survey over grid controlled anomalous zones of interest outlined by Phase 1&2 fieldwork. Hoe or bulldozer trenching,  mapping and sampling of bedrock anomalies. This program is estimated to take 2-3 weeks to complete. Includes assays, detailed maps and reports

     40,000

Estimated Total

$ 60,000

17.1

Recommended Drilling

No recommendations for drilling on the DL mineral claim can be made at this time. After possible completion of Phase 3 this decision could be made.

18.0

References

Bostock, H.S., (1929-30): Geological Map 341A with side text, Keremeos Map Sheet, NTS - 82E, Similkameen District, British Columbia.

British Columbia Ministry of Energy, Mines and Petroleum Resources Annual Assessment Reports.

Huntting, Marshall T., (1956): Inventory of  Washington Minerals, Part II, Metallic Minerals, Volume 1 (Text) and Volume 2 (Maps). State of Washington, Division of Mines and Geology.

Huntting, Marshall T., (1961): Supervisor of Compilation of Geological Map of Washington, Scale 1:500,000. State of Washington, Division of Mines and Geology.

Keremeos Aeromagnetic Survey Map, (1973): Map 8519G, Department of Energy, Mines and Petroleum Resources (BC) and Energy, Mines and Resources Canada.

Little, H.W., Kettle River Geology, (1961): Map 15-1961 (Revision of Map 538A), NTS - 82E (West Half).

Porphyry Deposits of the Canadian Cordillera – Special Volume 15, 1976. Canadian Institute of Mining and Metallurgy.

Preto, V. A., 1972. Geology of Copper Mountain. Bulletin 59, British Columbia Department of Mines and Petroleum Resources.

Preto, V. A. Geology of the Nicola Group between Merritt and Princeton. Bulletin 69, British Columbia Ministry of Energy, Mines and Petroleum Resources.

Rice, H.M.A., 1947. Memoir 243: Geology and Mineral Deposits of the Princeton Map Area, British Columbia. Mines and Geological Branch, Canada. Department of Mines and Resources.

19.0

Author’s Qualifications and Certification

I, James W. McLeod, P. Geo do hereby certify as follows:

1.0

I am currently self-employed as a Consulting Geologist with an office located at 5382 Aspen Way, Delta, British Columbia, V4K 3S3, Canada.

2.0

I am a graduate of the University of British Columbia (1969), B.Sc (Major Geology).

3.0

I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, with membership #18712 and a Fellow of the Geological Association of Canada.

4.0

I have worked as a geologist for a total of 37 years since graduation.

5.0

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) in Canada and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.0

I am responsible for the preparation of sections 1 to 19 of the technical report titled “Review and Recommendations, DL Mineral Claim, Okanogan Region, Mt. Kruger Project Area, British Columbia, Canada.” Dated December 23, 2006 (the Technical Report”) relating to the DL property.

7.0

I have had prior involvement in the general area and specifically the areas northwest of the DL mineral claim.

8.0

I am not aware of any material facts or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.0

I am independent of the issuer and have neither interest in the DLmineral claim nor Elray Resources, Inc.

10.0

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument.

11.0

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical report.

Dated at Delta, British Columbia this 23rd Day of December, 2006.

/s/ James W. McLeod

James W. McLeod, P. Geo.

Qualified Person

16